Exhibit 10.1

PERFORMANCE UNIT AWARD AGREEMENT

UNDER THE

CITY NATIONAL CORPORATION

2008 OMNIBUS PLAN

(TSR)

THIS PERFORMANCE UNIT AWARD AGREEMENT is made by and between CITY NATIONAL CORPORATION, a Delaware corporation (the “Company”), and Russell D. Goldsmith, an employee of the Company or a subsidiary of the Company (“Colleague”), with reference to the following:

A.                                    On April 23, 2008 the shareholders of the Company adopted the City National Corporation 2008 Omnibus Plan, as amended from time to time thereafter (the “Plan”), pursuant to which the Compensation, Nominating & Governance Committee of the Board of Directors (the “Committee”) may award selected officers and other Company or Company subsidiary employees Performance Awards, including Performance Units payable solely in cash, or other deferred Awards of the Company’s common stock.

B.                                    The Committee has determined to grant to Colleague an award of Performance Units payable solely in cash pursuant to the terms and conditions of this Agreement (“Performance Unit Award” or “Award”).

1.                                      Grant of Performance Unit Award.

(a)                                 Details of Performance Unit Award.  Pursuant to the Plan, the Company hereby grants a Performance Unit Award with the following terms:

(i)                                     The value of the Award shall be determined by comparing the Company’s percentile ranking of the Company’s TSR (as defined in the Addendum) on the last day of the Performance Period (as defined below) among the TSRs measured as of such date for the companies comprising the Peer Banks (as defined in the Addendum) in accordance with the following table:

TSR Percentile	Value
Below 25th	$0
25th to below 50th	375,000
50th to below 75th	750,000
75th to below 90th	1,000,000
90th and above	1,125,000

(ii)                                  The Performance Period means the period commencing on July 1, 2012 and ending June 30, 2015;

(iii)                               In the event a Change in Control occurs prior to completion of the Performance Period, the Performance Unit Award shall be deemed valued at $1,000,000; and,

(iv)                              The consideration, if any, for the Performance Units:  Colleague’s Employment with the Company.

(b)                                 Performance Unit Account.  The Performance Units will be credited to Colleague’s Performance Unit Account as of the first day of the Performance Period and upon satisfaction of the conditions of this Agreement.

2.                                      Performance Units.  Colleague hereby accepts the Performance Units and agrees with respect thereto as follows:

(a)                                 Forfeiture. In the event of termination of Colleague’s employment with the Company or employing subsidiary for any reason other than as provided in Section C of the Addendum, Colleague shall, for no consideration, immediately forfeit to the Company the Performance Units to the extent then subject to forfeiture.

(b)                                 Lapse of Forfeiture Restrictions.  With respect to the Award, the forfeiture restrictions lapse as to one hundred percent of the underlying Performance Units on the last day of the Performance Period; provided that Colleague has been continuously employed by the Company from the beginning of the Performance Period through the last day of the Performance Period.

Notwithstanding the foregoing, the forfeiture restrictions shall lapse as to the Performance Units earlier upon the termination and vesting events provided in Section C of the Addendum. In the event Colleague’s employment is terminated for any reason other than as provided in Section C of the Addendum, the Committee or its delegate, as appropriate, may, in the Committee’s or such delegate’s sole discretion, approve the lapse of forfeiture restrictions as to any or all Performance Units still subject to such conditions, such lapse to be effective on the date of such approval or Colleague’s termination date, if later.

(c)                                  Performance Unit Account.  Colleague’s Performance Unit Account shall be a memorandum account on the books of the Company. The Performance Units credited to a Performance Unit Account shall be used solely as the basis for the determination of the amount of cash to be eventually distributed to Colleague in accordance with the Addendum to this Agreement. The Performance Units shall not be treated as property or as a trust fund of any kind. The Performance Units credited (and the amount of cash to which Colleague is entitled under the Plan) shall be subject to adjustment in accordance with the terms of the Plan.

(d)                                 Nontransferability.  The Performance Units and the rights and interests of Colleague under this Agreement may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of prior to distribution.

3.                                      Withholding of Tax.  The receipt of cash upon distribution may result in income to Colleague for federal or state tax purposes.  The Company is authorized to withhold from any cash remuneration then or thereafter payable to Colleague for any tax required to be withheld by reason of such resulting compensation income.

4.                                      Limitation on Transfer.  Other than upon death or pursuant to a DRO, the Performance Units and all rights granted under this Agreement are personal to Colleague and cannot be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to execution, attachment or similar processes.

5.                                      Plan and Addendum Incorporated/Availability.  Colleague acknowledges that the Company has made available a copy of the Plan and the Addendum to this Agreement, and agrees that this Performance Unit Award shall be subject to all of the terms and conditions set forth in the Plan and the Addendum, including future amendments thereto, if any, pursuant to the terms thereof, which Plan and Addendum are incorporated herein by reference as a part of this Agreement. In the event of any conflict between the Plan, the Addendum and this Agreement, the provisions of the Plan will prevail.  Colleague’s rights hereunder are subject to modification or termination in certain events, as provided in the Plan, including without limitation such rules and regulations as may from time to time be adopted or promulgated in accordance with paragraph 1.3 of the Plan.  Capitalized terms not defined in this Agreement shall have the meanings set forth in the Plan and the Addendum.

6.                                      Employment Relationship.  For purposes of this Agreement, Colleague shall be considered to be in the employment of the Company as long as Colleague remains an employee of either the Company, any successor corporation or a parent or subsidiary corporation (as defined in section 424 of the Internal Revenue Code) of the Company or any successor corporation.  Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and its determination shall be final.

7.                                      Committee’s Powers.  No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Performance Units.  All decisions of the Committee (as established pursuant to the Plan) with respect to any questions concerning the application, administration or interpretation of the Plan will be conclusive and binding on the Company and Colleague.

8.                                      Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Colleague.

9.                                      Dispute Resolution.  If a dispute arises between Colleague and Company in connection with the Performance Unit Award, the dispute will be resolved by binding arbitration with the American Arbitration Association (AAA) in accordance with the AAA’s Commercial Arbitration Rules then in effect.

10.                               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Colleague has executed this Agreement, all as of                   .

CITY NATIONAL CORPORATION

By:
Christopher J. Carey, Executive Vice
President, Chief Financial Officer

Colleague	Date: